United States
Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 21, 2011

Commission File No.	Exact Name of Registrant as Specified in its Charter and Principal Office Address and Telephone Number	State of Incorporation	I.R.S. Employer Identification Number
1-16681	The Laclede Group, Inc. 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	74-2976504
1-1822	Laclede Gas Company 720 Olive Street St. Louis, MO 63101 314-342-0500	Missouri	43-0368139

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c)        On June 21, 2011, The Laclede Group, Inc. (“Company”) announced that its Board of Directors named Suzanne Sitherwood, age 50, as successor to Mr. Douglas H. Yaeger, who will retire on February 1, 2012.  Ms. Sitherwood will become President of the Company effective September 1, 2011 and Chief Executive Officer effective upon Mr. Yaeger’s retirement.  Ms. Sitherwood has been Senior Vice President, Southern Operations of AGL Resources, Inc. since November 2004 and has also served as President of its Atlanta Gas Light, Chattanooga Gas and Florida City Gas subsidiaries since 2008.  There are no related party transactions involving Ms. Sitherwood nor any family relationships between her and any existing director or officer of the Company.  There is no plan, contract or arrangement pursuant to which she has been named an executive officer of the Company.

In connection with Mr. Douglas H. Yaeger’s previously announced transition to retirement, Mr. Yaeger will relinquish his title as President of the Company on September 1, 2011.

(e)        Ms. Sitherwood’s annual base salary shall be $550,000, with a sign on bonus of $200,000 payable within 30 days of employment.  This sign on bonus is subject to recoupment if Ms. Sitherwood is terminated for cause within the first 18 months of employment.  She will participate in the Annual Incentive Plan with target and maximum awards of 75% and 100% of base salary, respectively.

With regard to the Company’s 2006 Equity Incentive Plan, she will receive on September 1, 2011 restricted stock unit grants, 7,000 of which will be time-vested, and 10,000 of which will vest after two years of employment and the satisfaction of certain performance metrics.  The time vested award will vest ratably over three years.  The performance metrics provide for (a) 50% vesting if the Company’s average stock price for any period of three consecutive calendar months exceeds by 10% the Company’s average stock price for the three-month period of September 1, 2011 through November 30, 2011 or (b) 100% vesting if the Company’s average stock price for any period of three consecutive calendar months exceeds by 15% the Company’s average stock price for the three-month period of September 1, 2011 through November 30, 2011.  These awards expire September 1, 2016 but vest automatically at 100% after a change in control, or, in the absence of a change in control, if Ms Sitherwood is terminated without cause or resigns for good reason after March 1, 2012.

The Company and Ms. Sitherwood entered into a severance benefit agreement as of September 1, 2011, which expires September 1, 2014 and addresses benefits payable with or without a change in control upon her termination without cause or upon her resignation for good reason, each such case referred to as a “qualifying termination.”  If a qualifying termination occurs without a change in control, Ms. Sitherwood is entitled to payment of an amount equal to one times her annual base salary, payable in monthly installments over a twelve-month period, and a lump sum payment equal to the target amount for the Annual Incentive Plan performance award for the fiscal year in which the qualifying termination occurs, as well as continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination.  If a qualifying termination occurs after a change in control, she is entitled to payment of an amount equal to a non-discounted lump sum, equal to two times “average annual compensation”, as such term is referred to in Treasury Regulation Section 1.280G-1 Question and Answer 34 and such other guidance promulgated under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), paid for the five-year period (or if employed by the Company for less than five years, such shorter period) immediately preceding such qualifying termination; plus an amount equal to the target amount for the Annual Incentive Plan performance award for the fiscal year in which the qualifying termination occurs, with such amount to be paid in a lump sum; plus continued medical, dental and vision benefits for a period of up to 18 months from the date of the qualifying termination.  The severance benefits agreement contains confidentiality, non-disparagement, non-competition, and non-solicitation requirements.

The benefits under the severance benefits agreement are in lieu of participation in and benefits under the Management Continuity Protection Plan from September 1, 2011 through August 31, 2014.  She will also participate in any other plan or program provided by the Company for which she may qualify and will be entitled to receive any benefits payable in accordance with the terms of such plan or program, including ,after the severance benefits agreement expires, the Management Continuity Protection Plan.

Item 7.01 Regulation FD Disclosure

The Company issued a press release announcing the appointment, a copy of which is attached.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press release dated June 21, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of the registrants has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE LACLEDE GROUP, INC.
Date: June 21, 2011	By:	/s/D. H. Yaeger
D. H. Yaeger Chairman of the Board, President and Chief Executive Officer

LACLEDE GAS COMPANY
Date: June 21, 2011	By:	/s/D. H. Yaeger
D. H. Yaeger Chairman of the Board, President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description

99.1	Press release dated June 21, 2011.